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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Chesapeake Energy Corporation (the "Company") of (a) our report dated September 20, 1995, except for the first and fourth paragraphs of Note 9 which are as of March 7, 1997, relating to the consolidated financial statements of the Company and (b) our report dated September 20, 1995 relating to the financial statements of Chesapeake Exploration Limited Partnership, each of which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP


Houston, Texas
April 10, 1997